                                                                   Exhibit 99(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 24, 2004, relating to the financial statements and financial highlights, which appear in the December 31, 2003 Annual Reports to Shareholders of JPMorgan Capital Growth Fund, JPMorgan Growth and Income Fund, JPMorgan Small Cap Equity Fund, JPMorgan Dynamic Small Cap Fund and JPMorgan Select Growth and Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
April 26, 2004